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                                                                 Exhibit 11.1

                         C-CUBE MICROSYSTEMS INC.

                 COMPUTATION OF EARNINGS (LOSS) PER SHARE
             Quarter and Year Ended December 31, 1996 and 1995
                 (in thousands, except per share amounts)


                                  Quarter Ended               Year Ended
                                   December 31,              December 31,
                              ----------------------     --------------------
                                 1996         1995          1996       1995
                              ---------    ---------     --------    --------
Net income (loss)             $  17,285    $   9,138     $(73,045)   $ 24,895
                              =========    =========     ========    ========
Weighted average common
   shares outstanding            35,821       32,323       33,928      31,819
Common share equivalents
   related to stock options       2,827        3,502        n/a         2,832
                              ---------    ---------     --------    --------
Weighted average common and
   equivalent shares             38,648       35,825       33,928      34,651
                              =========    =========     ========    ========
Net income (loss) per share       $0.45        $0.26       $(2.15)      $0.72
                              =========    =========     ========    ========